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                                                                 EXHIBIT 99.1(f)


               MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                         Establishment and Designation

                 Merrill Lynch New Jersey Municipal Bond Fund


               The undersigned, being a majority of the Trustees of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated August 2, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share ("Shares"), to create a separate Series, within the meaning of said Section 6.2, as follows:

               1. The Series is designated the "Merrill Lynch New Jersey Municipal Bond Fund" (referred to herein as the "Fund").

               2. Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

               3. The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declara-tion and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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                 IN WITNESS WHEREOF, the undersigned have signed this in-
            strument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 31st day of July, 1990.




            /s/ Kenneth S. Axelson                 /s/ Herbert I. London
            -------------------------              --------------------------
            Kenneth S. Axelson                     Herbert I. London
            75 Jameson Point Road                  New York University
            Rockland, Maine 04841                    Gallatin Division
                                                   715 Broadway
                                                   New York, New York 10003



            /s/ Joseph L. May                      /s/ Andre F. Perold
            -------------------------              --------------------------
            Joseph L. May                          Andre F. Perold
            P.O. Box 3050                          Dillon House 34
            Nashville, Tennessee 37215             Soldiers Field Road
                                                   Boston, Massachusetts 02163




            /s/ Arthur Zeikel
            -------------------------
            Arthur Zeikel
            Box 9011
            Princeton, New Jersey 08543-9011


                The Declaration of Trust establishing Merrill Lynch Multi-
            State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of "Merrill Lynch Multi-State Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

                                              2.